Calculation of Filing Fee Tables
S-8
OPTICAL CABLE CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	1,200,000	$ 8.705	$ 10,446,000.00	0.0001381	$ 1,442.59
Total Offering Amounts:						$ 10,446,000.00		$ 1,442.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,442.59
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock of Optical Cable Corporation Inc. (the "Company") that become issuable under the Optical Cable Corporation 2017 Stock Incentive Plan, as amended (the "2017 Plan") set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company's common stock. (2) Represents shares of common stock, no par value, of the Registrant issuable pursuant to the 2017 Plan. (3) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.705, the average of the high and low prices of the Company's common shares as reported on The NASDAQ Global Market on December 15, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A